Exhibit 99.1

FOR IMMEDIATE RELEASE
December 16, 2009

DOVER, Delaware— John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation (NYSE:CPK), today announced that the Board of Directors promoted Joseph Cummiskey to Vice President of the Company at their meeting on December 15, 2009. In this position, Mr. Cummiskey will oversee Chesapeake unregulated energy operations including Sharp Energy, Inc., Xeron, Inc. and Peninsula Energy Services Company, Inc. (PESCO).

Additionally, Mr. Cummiskey was named President of PESCO, the Company’s natural gas marketing subsidiary. PESCO markets natural gas to commercial and industrial customers throughout the state of Florida and on the Delmarva Peninsula.

“Joe’s innate talent for transforming creative opportunities into proven results has positioned him for this expanded role,” said Mr. Schimkaitis. “His vast knowledge of propane supply-side strategies and logistics makes Joe the right leader for the unregulated energy operations of Chesapeake.”

“We are extremely fortunate to be able to promote such an exceptional performer from within the Company,” added Mr. Schimkaitis.

In addition to leading PESCO’s operations, Mr. Cummiskey will be responsible for the strategic direction of the Company’s non-regulated energy businesses: Sharp Energy, the Company’s propane distribution subsidiary on the Delmarva Peninsula, and Xeron, Inc., the propane wholesale marketing subsidiary based in Houston, TX. He will report directly to Michael P. McMasters, Executive Vice President and Chief Operating Officer, and work closely with the senior management team to ensure growth in the businesses.

Mr. Cummiskey was hired as the Director of Propane Supply and Wholesale Marketing in 2005, and was responsible for managing all energy purchasing and inventory requirements for Sharp Energy, PESCO and other wholesale accounts. He was promoted to Director of Strategic Planning/Corporate Development in early 2008 and Director of Propane Operations in December of last year. Prior to joining Chesapeake, Mr. Cummiskey was employed by Ferrell North America as West/Mid-West Regional Natural Gas Liquids Director in Houston, TX. Before his employment at Ferrell North America, Mr. Cummiskey was an officer in the United States Army for twelve years and is a graduate of Towson State University.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, electric distribution, propane distribution and wholesale marketing, advanced information services and other related businesses. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at www.chpk.com.

Media Contact:

Sydney Davis, Communications Manager
Chesapeake Utilities Corporation
909 Silver Lake Blvd.
Dover, DE 19904
302.736.7828 — shdavis@chpk.com